Exhibit 99.1

Goodrich Petroleum Announces Third Quarter 2020 Results

HOUSTON, Nov. 5, 2020 /PRNewswire/ -- Goodrich Petroleum Corporation (NYSE American: GDP) (the "Company") today announced results for the third quarter ended September 30, 2020.

THE COMPANY HAS POSTED A NEW PRESENTATION ON THE COMPANY'S WEBSITE WHICH WILL BE REVIEWED ON THE EARNINGS CONFERENCE CALL. INVESTORS CAN ACCESS THE SLIDES AT: http://goodrichpetroleumcorp.investorroom.com/presentations

REVENUES

Revenues totaled $21.5 million in the quarter, versus $27.2 million in the prior year period. Average realized price per unit was $1.86 per Mcfe ($1.78 per Mcf of gas and $39.63 per barrel of oil) in the quarter, versus $2.17 per Mcfe in the prior year period ($2.01 per Mcf of gas and $59.67 per barrel of oil). Revenues, adjusted for $1.6 million of cash derivative settlements in the quarter, was $23.1 million. Average realized price per unit including derivative cash settlements was $2.00 per Mcfe.

(See accompanying table at the end of this press release that reconciles revenues adjusted for the derivative cash settlements, which is a non-US GAAP financial measure, to its most directly comparable US GAAP financial measure.)

OPERATING EXPENSES

Cash expenses totaled $12.6 million, comprised of $11.6 million of cash operating expenses and $1.0 million of cash interest expense. Per unit cash expense decreased by $0.07 per Mcfe to $1.02 per Mcfe for the quarter, with $0.93 per Mcfe in cash operating expense and $0.09 per Mcfe in cash interest expense. Per unit cash operating expense was broken out as follows:

  Lease operating expense ("LOE") was $0.25 per Mcfe
  Production and other taxes were $0.05 per Mcfe
  Transportation and processing expense was $0.38 per Mcfe
  General and Administrative ("G&A") expense payable in cash was $0.25 per Mcfe

Lease operating expense was $2.8 million ($0.25/Mcfe) in the quarter, versus $2.6 million ($0.21/Mcfe) in the prior year period. LOE for the quarter included $0.3 million ($0.03/Mcfe) for workovers, versus $0.1 million ($0.01/Mcfe) in the prior year period. Lease operating expense for the quarter excluding workovers was $2.5 million ($0.22/Mcfe) versus $2.5 million ($0.20/Mcfe) in the prior year period.

Production and other taxes were $0.6 million ($0.05/Mcfe) in the quarter, which is unchanged from the prior year period.

Transportation and processing expense was $4.3 million ($0.38/Mcfe) in the quarter, versus $5.1 million ($0.41/Mcfe) in the prior year period.

General and administrative expense was $3.9 million ($0.34/Mcfe) in the quarter, which included non-cash stock compensation expense of $1.0 million ($0.09/Mcfe), versus $5.2 million ($0.42/Mcfe) in the prior year period, which included non-cash stock compensation expense of $1.6 million ($0.13/Mcfe). G&A expense payable in cash was $2.9 million ($0.25/Mcfe) in the quarter.

(See accompanying table at the end of this press release that reconciles G&A expense payable in cash, which is a non-US GAAP financial measure, to its most directly comparable US GAAP financial measure.)

Depreciation, depletion and amortization ("DD&A"), Impairment, Adjusted EBITDA, discretionary cash flow ("DCF") and Net income (loss) will be reported at the time the Company files its Form 10-Q, which is expected to be on or before November 13, 2020. The Company expects to amend its second quarter Form 10-Q to reflect an incremental impairment expense of approximately $7.3 million which will affect DD&A, Impairment and Net income (loss) for the second and third quarters of 2020.

PRODUCTION

Production totaled 11.5 Bcfe in the quarter, or an average of approximately 125,500 Mcfe per day, versus 12.5 Bcfe, or an average of approximately 136,000 Mcfe per day, in the prior year period. Production for the quarter was negatively impacted by frac delays and shut-in production while fracking offset wells. Natural gas production totaled 11.3 Bcf in the quarter (98% of total production), versus 12.3 Bcf (98% of total production) during the prior year period. Production is expected to average 140,000 – 145,000 Mcfe per day in the fourth quarter of 2020 and 165,000 – 175,000 Mcfe per day in 2021.

CAPITAL EXPENDITURES

Capital expenditures totaled $16.9 million in the quarter, of which $16.4 million was spent on drilling and completion costs, $0.4 million on facilities costs and $0.1 million on other expenditures, versus $25.5 million in the prior year period.

INTEREST EXPENSE

Interest expense totaled $1.7 million in the quarter, which included cash interest of $1.0 million incurred on the credit facility and non-cash interest of $0.7 million, which included $0.5 million paid in-kind interest and $0.2 million amortization of debt discount and debt issuance costs primarily on the Company's second lien notes. Interest expense for the prior year period totaled $2.0 million, which included cash interest of $1.2 million incurred on the credit facility and non-cash interest of $0.8 million incurred on the Company's second lien notes, which included $0.4 million paid in-kind interest and $0.4 million amortization of debt discount and debt issuance costs.

CRUDE OIL AND NATURAL GAS DERIVATIVES

The Company had a loss of $11.1 million on its derivatives not designated as hedges in the quarter, which was comprised of a $12.7 million loss representing the change in fair value of our open natural gas and oil derivative contracts offset by a $1.6 million gain on derivative cash settlements. In the prior year period the Company had a gain of $3.8 million on its derivatives not designated as hedges in the quarter, which was comprised of a $5.9 million gain on derivative cash settlements offset by a $2.2 million loss representing the change in fair value of our open natural gas and oil derivative contracts.

BALANCE SHEET

The Company exited the quarter with $1.3 million of cash, $96.4 million outstanding borrowings under the Company's senior credit facility, which had a borrowing base of $120 million, and $13.1 million outstanding under the Company's second lien notes. The borrowing base on the senior credit facility was reaffirmed at $120 million under its fall redetermination.

GUIDANCE

  4Q20 Guidance: The Company is issuing fourth quarter 2020 guidance as follows:
    Capital Expenditures - $10 - $14 million for drilling costs, wells drilled in Q4 will be completed and brought online early in 2021
    Production - 140,000 - 145,000 Mcfe per day
    Lease operating expense - $0.22 - $0.25 per Mcfe
    Production and other taxes - $0.05 - $0.08 per Mcfe
    Transportation and processing expense - $0.32 - $0.36 per Mcfe
    General and Administrative expense payable in cash - $0.22 - $0.26 per Mcfe
    Interest expense payable in cash - $0.07 - $0.09 per Mcfe
      Total per unit cash expense (including interest) - $0.92 - $1.08 per Mcfe
  2021 Preliminary Guidance: The Company is issuing preliminary 2021 guidance, subject to quarterly review, as follows:
    Capital Expenditures - $75 - $85 million
    Production - 165,000 - 175,000 Mcfe per day
    Lease operating expense - $0.20 - $0.24 per Mcfe
    Production and other taxes - $0.06 - $0.09 per Mcfe
    Transportation and processing expense - $0.30 - $0.36 per Mcfe
    General and Administrative expense payable in cash - $0.20 - $0.24 per Mcfe
    Interest expense payable in cash - $0.06 - $0.08 per Mcfe
      Total per unit cash expense (including interest) - $0.82 - $1.01 per Mcfe
    The Company is estimating $15 - $30 million of free cash flow, defined as discretionary cash flow less capital expenditures, for preliminary 2021 guidance based on a natural gas price range of $2.50 to $3.00 per Mcf. Cash flow under these pricing scenarios would yield 11% to 22% on current market capitalization and 6% to 12% on current enterprise value. Current plans are for the Company to pay down debt with free cash flow, which at current modeling suggests exiting 2021 at less than 1.0 times debt to trailing twelve month EBITDA.

OTHER INFORMATION

In this press release, the Company refers to several non-US GAAP financial measures, including Revenues adjusted for derivative cash settlements and G&A expense payable in cash. Revenues adjusted for derivative cash settlements should not be considered an alternative to revenues, as defined by US GAAP. G&A Payable in Cash should not be considered an alternative to general and administrative expense, as defined by US GAAP. Management believes these non-US GAAP financial measures provide useful information to investors because they are monitored and used by Company management for analysis of the Company's operating results and cash flows. A forward-looking estimate of cash from operations is not provided with forward-looking estimates of discretionary cash flow (a non-GAAP measure) because the items necessary to estimate cash from operations are unavailable and not estimable at this time.

Certain statements in this news release regarding future expectations and plans for future activities constitute "forward looking statements" within the meaning of the Securities Litigation Reform Act. These forward-looking statements include, without limitation, financial and operational projections for future periods and expected revisions to prior period results. Such statements are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and other subsequent filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and natural gas exploration and production company listed on the NYSE American under the symbol "GDP".

GOODRICH PETROLEUM CORPORATION
SELECTED FINANCIAL AND PRODUCTION DATA
(In thousands) (Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Volumes
Natural gas (MMcf)	11,346	12,257	35,937	33,622
Oil and condensate (MBbls)	33	42	107	134
Mmcfe - Total	11,543	12,506	36,576	34,425

Mcfe per day	125,462	135,936	133,487	126,097

Reconciliation of Oil and natural gas revenues adjusted for cash settled derivatives (non-US GAAP)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Oil and natural gas revenues (US GAAP)	$ 21,463	$ 27,161	$ 64,917	$ 88,193
Net cash received for settlement of derivative instruments	1,597	5,922	14,905	6,135
Oil and natural gas revenues adjusted for cash settled derivatives	$ 23,060	$ 33,083	$ 79,822	$ 94,328

GOODRICH PETROLEUM CORPORATION
Per Unit Sales Prices and Costs (Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Average sales price per unit:
Oil (per Bbl)
Including net cash received from/paid to settle oil derivatives	$ 49.90	$ 56.09	$ 55.06	$ 57.52
Excluding net cash received from/paid to settle oil derivatives	$ 39.63	$ 59.67	$ 42.76	$ 61.40
Natural gas (per Mcf)
Including net cash received from/paid to settle natural gas derivatives	$ 1.89	$ 2.51	$ 2.06	$ 2.58
Excluding net cash received from/paid to settle natural gas derivatives	$ 1.78	$ 2.01	$ 1.68	$ 2.38
Oil and natural gas (per Mcfe)
Including net cash received from/paid to settle oil and natural gas derivatives	$ 2.00	$ 2.65	$ 2.18	$ 2.74
Excluding net cash received from/paid to settle oil and natural gas derivatives	$ 1.86	$ 2.17	$ 1.77	$ 2.56

Costs Per Mcfe:
Lease operating expense ($0.22, $0.20, $0.22 and $0.23 excluding workovers, respectively)	$ 0.25	$ 0.21	$ 0.26	$ 0.26
Production and other taxes	0.05	0.05	0.06	0.05
Transportation and processing	0.38	0.41	0.41	0.45
General and administrative (payable in cash - $0.25, $0.29, $0.27 and $0.31, respectively)	0.34	0.42	0.36	0.45
Other	-	0.02	-	0.01

GOODRICH PETROLEUM CORPORATION
Other Information and Reconciliations (In Thousands)

Supplemental Balance Sheet Data (unaudited)
As of
September 30, 2020
Cash and cash equivalents	$ 1,251

Long-term debt, net	$ 109,529
Unamortized debt discount and issuance cost	1,198
Total principal amount of debt	$ 110,727

Derivative Activity

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Gain (loss) on commodity derivatives not designated as hedges, not settled	$ (12,676)	$ (2,170)	$ (18,534)	$ 9,262
Net cash received from settlement of derivative instruments	1,597	5,922	14,905	6,135
Total gain (loss) on derivatives not designated as hedges	$ (11,079)	$ 3,752	$ (3,629)	$ 15,397

Reconciliation of interest payable in cash to interest expense

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest expense (US GAAP)	$ 1,733	$ 1,981	$ 5,410	$ 9,036
Amortization of debt discount and issuance cost and paid-in-kind interest	(732)	(741)	(2,261)	(6,340)
Interest payable in cash	$ 1,001	$ 1,240	$ 3,149	$ 2,696

Reconciliation of general & administrative expense payable in cash to general and administrative expense (non-GAAP)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
General & administrative expense (US GAAP)	$ 3,891	$ 5,196	$ 13,327	$ 15,442
Share based compensation	(1,013)	(1,593)	(3,499)	(4,693)
General & administrative expense payable in cash	$ 2,878	$ 3,603	$ 9,828	$ 10,749
Oil and natural gas production (Mcfe)	11,543	12,506	36,576	34,425
General and administrative expense payable in cash per Mcfe	$ 0.25	$ 0.29	$ 0.27	$ 0.31

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